EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Profit Sharing and Retirement Committee

Territorial Bancorp Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-168839) on Form S-8 of Territorial Bancorp Inc. of our report dated June 26, 2015, with respect to the statement of assets available for benefits of the Territorial Savings Bank 401(k) Plan as of December 31, 2014, and the related statement of changes in assets available for benefits for the year then ended, which report appears in the December 31, 2015 annual report for Form 11-K of the Territorial Savings Bank 401(k) Plan.

/s/ KPMG LLP

Honolulu, Hawaii

June 28, 2016